Exhibit 99.1

CTE PETROCHEMICALS COMPANY
FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Partners of
CTE Petrochemicals Company

We have audited the accompanying balance sheet of CTE Petrochemicals Company (the "Company") as of December 31, 2011 and the related statements of operations, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CTE Petrochemicals Company as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Dallas, Texas
February 10, 2012

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Partners of
CTE Petrochemicals Company

We have audited the accompanying balance sheet of CTE Petrochemicals Company (the "Company") as of December 31, 2010, and the related statements of operations, partners' capital, and cash flows for each of the two years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CTE Petrochemicals Company as of December 31, 2010, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 10, 2011

CTE PETROCHEMICALS COMPANY
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Equity in net earnings of Ibn Sina	$232,250	$161,704	$134,466
Administrative expenses	(119)	—	—
Withholding tax expense	(11,329)	(7,698)	(4,126)
Income tax benefit	—	—	4,750
Net earnings	$220,802	$154,006	$135,090

See the accompanying notes to the financial statements.

CTE PETROCHEMICALS COMPANY
BALANCE SHEETS

	As of December 31,
	2011	2010
	(In thousands)
Assets
Current assets
Cash	$68	$—
Total current assets	68	—

Investment in Ibn Sina	143,827	143,789

Total assets	$143,895	$143,789

Liabilities and Partners' Capital
Current liabilities
Accrued liabilities	$55	$—
Total current liabilities	55	—

Partners' capital	143,840	143,789

Total liabilities and partners' capital	$143,895	$143,789

See the accompanying notes to the financial statements.

CTE PETROCHEMICALS COMPANY
STATEMENTS OF PARTNERS' CAPITAL

	2011			2010			2009
	Texas			Texas			Texas
	Eastern	Elwood		Eastern	Elwood		Eastern	Elwood
	Arabian	Insurance		Arabian	Insurance		Arabian	Insurance
	Ltd.	Ltd.	Total	Ltd.	Ltd.	Total	Ltd.	Ltd.	Total
	(In thousands)			(In thousands)			(In thousands)
Partners' Capital
Balance as of the beginning of the period	$72,344	$73,195	$145,539	$72,748	$72,747	$145,495	$46,143	$46,143	$92,286
Net earnings	110,401	110,401	220,802	77,003	77,003	154,006	67,545	67,545	135,090
Net dividends	(109,489)	(105,620)	(215,109)	(77,407)	(76,555)	(153,962)	(40,940)	(40,941)	(81,881)
Balance as of the end of the year	73,256	77,976	151,232	72,344	73,195	145,539	72,748	72,747	145,495
Accumulated Other Comprehensive Income (Loss), Net
Balance as of the beginning of the period	(875)	(875)	(1,750)	(612)	(611)	(1,223)	(1,024)	(1,024)	(2,048)
Pension and postretirement benefits	(2,821)	(2,821)	(5,642)	(263)	(264)	(527)	412	413	825
Balance as of the end of the period	(3,696)	(3,696)	(7,392)	(875)	(875)	(1,750)	(612)	(611)	(1,223)
Total Partners' Capital	$69,560	$74,280	$143,840	$71,469	$72,320	$143,789	$72,136	$72,136	$144,272

See the accompanying notes to the financial statements.

CTE PETROCHEMICALS COMPANY
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Operating activities
Net earnings	$220,802	$154,006	$135,090
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in net earnings of Ibn Sina	(232,250)	(161,704)	(134,466)
Dividends received	226,570	176,159	86,007
Income taxes payable	—	(14,499)	(4,750)
Accrued liabilities	55	—	—
Net cash provided by operating activities	215,177	153,962	81,881
Financing activities
Dividends paid	(215,109)	(153,962)	(81,881)
Net cash used in financing activities	(215,109)	(153,962)	(81,881)
Net change in cash and cash equivalents	68	—	—
Cash and cash equivalents at beginning of period	—	—	—
Cash and cash equivalents at end of period	$68	$—	$—

See the accompanying notes to the financial statements.

CTE PETROCHEMICALS COMPANY

NOTES TO FINANCIAL STATEMENTS

1.	Description of the Company and Basis of Presentation

CTE Petrochemicals Company (“CTE” or the “Company”) is a common general partnership (the “Partnership”) which was formed on January 27, 1981 pursuant to the laws of the Cayman Islands, British West Indies. The original partners, Celanese Arabian Inc. ("Celanese Arabian") and Texas Eastern Arabian Ltd. (“Texas Eastern”), a wholly owned subsidiary of Duke Energy Corporation (“Duke”), each acquired an equal ownership interest in CTE. Through a series of transactions, Elwood Insurance Limited (“Elwood”), a wholly owned subsidiary of Celanese Corporation (“Celanese”), acquired Celanese Arabian's original interest in CTE, and Celanese and Duke continue to have an equal ownership interest, including profit and loss distribution, through their respective subsidiaries, Elwood and Texas Eastern.

CTE's primary asset is its 50% investment in National Methanol Company (“Ibn Sina”). Ibn Sina, a Saudi limited liability company registered under the laws of Saudi Arabia, is owned equally by CTE and Saudi Basic Industries Corporation (“SABIC”), a privately-held Saudi Arabian joint stock company. Ibn Sina was formed in 1981 and is in the business of operating a petrochemical complex which produces methanol and methyl tertiary butyl ether (“MTBE”).

On April 1, 2010, Elwood, Texas Eastern, and SABIC expanded the scope of Ibn Sina to include the creation of a polyacetal (“POM”) production facility, and extended the term of the joint venture to 2032. The capital required to build the POM plant is funded equally by SABIC and CTE. Elwood and Texas Eastern provide 65% and 35%, respectively, of the POM funding requirements of CTE. Once the POM plant becomes commercially operational, which is estimated to take approximately three years to complete, CTE's respective earnings will be split 65% and 35% to Elwood and Texas Eastern, respectively. However, the partners' equal ownership percentage in CTE will remain unchanged. Elwood and Texas Eastern will continue to share the power to direct the activities that most significantly impact the Company's economic performance. SABIC will continue to have 50% ownership in Ibn Sina, including its respective share of profits and losses.

Basis of Presentation

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for all periods presented.

2.	Summary of Accounting Policies

•	Estimates and assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses. These estimates, based on best available information at the time, could differ from actual results.

•	Investment in Ibn Sina

The Company accounts for its investment in Ibn Sina using the equity method of accounting as it has the ability to exercise significant influence over operating and financial policies of Ibn Sina, but does not exercise control. Under the equity method, the investment, originally recorded at cost, is adjusted to recognize the Company's share in net earnings or losses of Ibn Sina and reduced by dividends received.

The Company assesses the recoverability of the carrying value of its investment whenever events or changes in circumstances indicate a loss in value that is other than a temporary decline. A loss in value of an equity-method investment which is other than a temporary decline will be recognized as the difference between the carrying amount of the investment and its fair value and such loss, if any, would be charged to earnings. No such losses have been recognized.

•	Dividends

The Company records dividends when received as reduction of its investment. Historically, Ibn Sina has distributed a substantial portion of the after tax earnings to its partners. CTE remits the dividends to its partners, Elwood and Texas Eastern, simultaneously when received from Ibn Sina.

•	Accumulated Other Comprehensive Income

Accumulated other comprehensive income is the Company's share of Ibn Sina's gains or losses for pension and postretirement benefits that are not recognized immediately as a component of net periodic pension cost. Total comprehensive income amounted to $215,160 for the year ended December 31, 2011.

3.	Investment in Ibn Sina

The following are summarized US GAAP financial statement results of Ibn Sina (in thousands):

	Year Ended December 31,
	2011	2010	2009
Total Assets	$529,100	$480,263	$468,447
Debt	—	—	—
Total Liabilities	222,123	183,977	140,229
Net Sales	1,242,616	930,617	752,572
Operating Profit	576,476	387,722	324,991
Net Income	515,650	343,639	289,100
The laws of Saudi Arabia require different allocations of income taxes to capital balances based upon the respective partner's country of domicile. Accordingly, CTE's percentage of Ibn Sina's net income in equity is not proportioned to its ownership percentages.

4.	Taxes

The financial statements reflect no provision or liability for income taxes because the Company's financial results are included in the income tax returns of the Partners for the years ended December 31, 2011, 2010 and 2009. The Company incurs withholding tax from the Saudi Arabian government at a rate of 5% on dividends received from its investment in Ibn Sina. Withholding taxes are reported as withholding tax expense on the Company's statements of operations when dividends are received. Amounts shown as withholding tax expense were paid to the Saudi Arabian government in the respective periods presented. For the year ended December 31, 2011 taxes paid were $11.3 million.

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes (originally issued as FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes), which clarifies the accounting and disclosure for uncertainty in income tax positions, as defined, on January 1, 2007. Based on the Company's review, a reserve of $19.3 million related to Saudi Arabia corporate income tax on the Company's share of Ibn Sina earnings for tax years 1997 to 2003 was required. The tax reserve was recorded through income tax expense on the Company's financial statements prior to the adoption of FASB ASC 740 and no cumulative effect adjustment was required at adoption. Upon receiving a final tax assessment from the Saudi Arabian tax authority in 2009, the Company reversed $4.7 million of the tax reserve. The remaining $14.5 million was paid in the first quarter of 2010.

5.	Subsequent Events

Subsequent events were updated through February 10, 2012, the date at which the financial statements were available to be issued.